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                                                                     EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          SPECTRA-PHYSICS LASERS, INC.

      1.    Name. The name of the Corporation is Spectra-Physics Lasers, Inc.

      2. Registered Office. The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, and the name of the registered agent is Corporation Service Company.

      3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

      4. Authorized Capital. The aggregate number of shares of stock which the Corporation shall have authority to issue is 70,000,000 shares, divided into two (2) classes consisting of 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock") and 60,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

            The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class, and the authority expressly granted to the Board of Directors of the Corporation to fix any such provisions of the Preferred Stock not fixed in this Certificate.

            A.    PREFERRED STOCK.

                  1. The Board of Directors is authorized, at any time and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors (as such resolutions may be amended by a resolution or resolutions subsequently adopted by the Board of Directors), and as are not stated and expressed in this Certificate of Incorporation including, but not limited to, determination of any of the following:


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                        a.    The distinctive designation of the series and the
                  number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

                        b. The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

                        c. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

                        d. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                        e. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                        f. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                        g. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to


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                  dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

                        h. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

                        i. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

                  2. Dividends. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

                  3. Preference on Liquidation. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph except to the extent specifically provided for herein.


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                  4.    Redemption. The Corporation, at the option of the Board
            of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.

                  5. Voting Rights. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

            B.    COMMON STOCK.

                  1. Dividends. Subject to the terms of any Preferred Stock, holders of Common Stock will be entitled to receive such dividends as may be declared by the Board of Directors.

                  2. Distribution of Assets. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock will be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

                  3. Voting Rights. Except as otherwise required by law, and subject to the terms of any Preferred Stock, the holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, and shall be entitled to one vote for each share thereof held; provided that holders of Common Stock shall not, except as required by law, have the right to approve amendments to the terms of any Preferred Stock the issuance of which was authorized by the Board of Directors.

      5. Bylaws. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

      6. Elections of Directors. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

      7. Right to Amend. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or


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hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

      8. Limitation on Liability. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 8 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Dated:  October __, 1997

                                       /s/ Patrick L. Edsell_______
                                       -----------------------------------------
                                       Patrick L. Edsell, President


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